EXHIBIT 5.1

Brent B. Siler
T: +1 202 728 7040
bsiler@cooley.com

September 18, 2018

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA  02451

Ladies and Gentlemen:

You have requested our opinion, as counsel to Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333- 226920) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 5,073,529 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), including up to 661,764 Shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Registration Statement, respectively, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly constituted pricing committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the DGCL.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Brent B. Siler
Brent B. Siler

COOLEY LLP   1299 PENNSYLVANIA AVENUE, NW, SUITE 700 WASHINGTON, DC 20004-2400

T: (202) 842-7800  F: (202) 7899 COOLEY.COM